Exhibit 10.9

FORM OF REAL ESTATE SALES CONTRACT

THIS REAL ESTATE SALES CONTRACT (this “Contract”) is made effective as of the later of the date signed by Buyer or the date signed by Seller (the “Effective Date”) between Estes Express Lines, a Virginia Corporation (“Buyer”), and                     , a                      corporation (“Seller”).

WITNESSETH

In consideration of Ten Dollars ($10.00) and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby agrees to buy, and Seller hereby agrees to sell, upon the following terms and conditions, the real estate, including all improvements and fixtures thereon, located for street numbering purposes at                     , and further described on Exhibit “A” attached hereto (collectively, the “Property”):

1. PURCHASE PRICE. The purchase price for the Property shall be                      DOLLARS ($            ) (the “Purchase Price”), payable at the time of Closing (as defined in Section 8) by applying the Deposit (as defined in Section 2) and Buyer paying the balance by cash, cashier’s check, certified check or wire transfer of funds, in each case, paid to the order of Seller.

2. DEPOSIT. Buyer shall deposit with the Escrow Agent (as defined in Section 9) within ten (10) days after the Effective Date, the sum of                     DOLLARS ($            ) (the “Deposit”), which shall be held by the Escrow Agent and shall be applied against the Purchase Price at the Closing.

3. POSSESSION. Possession of the Property shall be given to the Buyer immediately after Closing.

4. EVIDENCE OF TITLE.

(A) Buyer shall obtain a title insurance commitment (the “Commitment”) issued by the Escrow Agent, pursuant to which the title insurance company commits that at the Closing it will issue its owners policy of title insurance (“Buyer’s Policy”), insuring fee simple title to the Property to be in Buyer’s name in the total amount of the Purchase Price, free and clear of all liens, encumbrances, restrictions and conditions of title except the following (the “Permitted Exceptions”): (1) utility easements for utility service to the Property, (2) zoning ordinances, (3) legal highways, (4) real property taxes (and their lien, if any) which are not delinquent as of Closing, (5) assessments which are not delinquent as of Closing, (6) rights of way and easements which do not materially adversely affect title to or use of the Property, (7) the standard preprinted exceptions contained in the Commitment and Buyer’s Policy, (8) matters which an accurate survey of the Property would disclose, and (9) any other restrictions, easements, encumbrances or other matters which do not materially adversely affect title to or use of the Property. Any liens, encumbrances, restrictions and conditions of title other than the “Permitted Exceptions” are herein referred to as the “Non-Permitted Exceptions”.

(B) Buyer shall notify Seller in writing of any Non-Permitted Exceptions to which Buyer objects within fifteen (15) days following Buyer’s receipt of the Commitment. If Buyer does not provide Seller with said notice within such fifteen (15) day period, Buyer shall be deemed to have accepted the state of title disclosed in the Commitment and shall have waived any right to object to any exceptions to Seller’s title.

(C) Seller may, but shall not be obligated to, remove any Non-Permitted Exceptions so objected to by Buyer within thirty (30) days after receipt of Buyer’s written notice under Section 4(B). Seller shall not be required to bring any action or proceeding or otherwise incur any expense in order to remove any such Non-Permitted Exception; excepting the payment of indebtedness evidenced by any deed of trust or mortgage but with respect to the lien of JP Morgan Chase encumbering the Property, Seller shall use its commercially reasonable efforts to have such lien released at Closing. If Seller is unable to obtain a lien release from JP Morgan Chase by Closing, either Buyer or Seller may terminate this Contract by written notice to the other, in which case Buyer shall be entitled to prompt return of the Deposit and Seller shall be obligated to reimburse Buyer for all out-of-pocket costs incurred by Buyer related to this Contract. If Seller is unable to remove any other such Non-Permitted Exception within such thirty (30) day period, the Deposit shall be returned to Buyer forthwith and this Contract shall automatically terminate, relieving the parties of any further obligations and/or liabilities hereunder, unless Buyer notifies Seller in writing within five (5) days after the expiration of such thirty (30) day period that Buyer is willing to accept such title as Seller may be able to convey, without reduction of the Purchase Price and without further obligation on the part of the Seller.

5. DEED. Seller shall convey to Buyer fee simple title to the Property by a recordable limited or special warranty deed (the “Limited Warranty Deed”). The parties agree that the Limited Warranty Deed shall warrant title only as against those persons claiming by, through or under Seller, but not otherwise, and shall be subject to the Permitted Exceptions and to all Non-Permitted Exceptions accepted or deemed accepted by Buyer.

6. REAL ESTATE TAXES AND ASSESSMENTS. Seller shall pay all delinquent real estate taxes, including penalties and interest, and shall pay or credit against the Purchase Price all other real estate taxes which are due and payable by the date of Closing. Seller shall also pay all real estate assessments which are due and payable by the date of Closing. If Seller has already paid the real estate taxes and/or assessments for the current tax year, it shall be noted on the Closing Statement (as defined in Section 9).

7. INSPECTION; DUE DILIGENCE; SELLER’S REPRESENTATIONS AND WARRANTIES.

(A) Seller agrees to provide Buyer with a copy of the following documents (to the extent such documents are in possession or control of Seller): (i) any survey of the Property, (ii) all approved or pending site plans relating to the Property, (iii) all environmental reports, studies or data, including any Phase I or Phase II, together with the results of any environmental testing of the Property, (iv) existing title insurance policies, commitments or exceptions, (v) any zoning permits, special exception, special use permits, variances or similar approval relating to the Property, and (vi) all notices of outstanding code violations, as well as copies of any notices of previous code violations with evidence of cure. Buyer, at its own expense, may have any survey provided by the Seller updated or may obtain a new survey. Seller grants to Buyer and persons designated by Buyer permission to enter upon the Property in order to make surveys, bores, soil bearing tests and other tests (including hazardous substances), provided that Buyer shall notify Seller at least 48 hours in advance of such testing. Such testing shall be so conducted as not to damage the Property. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all damages, liens, injuries, actions, claims or costs, including reasonable attorneys fees, arising in any manner, directly or indirectly, from Buyer’s or its designees’ activities on or with respect to the Property, which indemnity shall survive the termination of this Contract for six months. Buyer shall (i) keep all due diligence materials delivered by the Seller and all information, data and reports concerning or arising from any such tests confidential to the extent permitted by applicable law and shall not disclose or divulge the same to any third party (other than Buyer’s lender, attorneys, accountants, consultants, advisors and except as required by court order) without Seller’s prior written consent, which Seller may withhold in its sole and absolute discretion, and (ii) provide copies of all such information, data and reports to Seller upon written request therefore from Seller.

(B) Buyer shall have [thirty (30)] [thirty-six (36)] [sixty (60)] days from the Effective Date within which to conduct the surveys and tests referred to in Section 7(A) and to obtain written evidence of any necessary financing for this purchase from a reputable institutional lender (the “Inspection Period”). [Buyer shall have an option to extend the Inspection Period for [one] [two] additional thirty (30) day period[s] by providing Seller with written notice exercising this option prior to the expiration of the Inspection Period (“Extended Inspection Period”).] In the event that Buyer does not terminate this Contract pursuant to Section 7(C) below, Buyer agrees to accept the Property in its present condition as of the Effective Date. Buyer represents and warrants that it is qualified through experience and training to make such investigation of the condition of the Property, both as to the type of investigation and as to the extent of the investigation, and that if Buyer is not qualified to make such investigation Buyer shall have the investigation made by persons who are so qualified. In purchasing and accepting the Property in its present condition, Buyer represents that it will rely solely upon its own investigation and will not rely upon any investigation or disclosure of Seller regarding the Property (excepting any representations and warranties expressly contained herein).

(C) In the event that Buyer determines prior to the end of the Inspection Period [and/or Extended Inspection Period] that the Property is not suitable for any reason or Buyer fails to obtain written evidence of any necessary financing for this purchase from a reputable institutional lender, Buyer may provide written notice to Seller terminating this Contract, in which event the Deposit shall be returned to Buyer and the parties shall have no further obligation to one another hereunder. If Buyer fails to give such notice of termination to Seller prior to the end of the Inspection Period [and/or Extended Inspection Period], Buyer shall be deemed to have waived any objection to the Property and to have affirmed this Contract and elected to purchase the Property with no reduction in the Purchase Price.

(D) Seller has not made, and shall not be deemed to have made, and Buyer has not relied upon, any representation or warranty, either express or implied, to Buyer, or any person representing Buyer, or any person or entity upon which Buyer relies in purchasing the Property as to any matter whatsoever concerning the Property except for any representation or warranty expressly set forth in this Contract (including, without limitation, Section 7(E) below). Except as otherwise expressly provided herein, Buyer acknowledges that the purchase of the Property by Buyer is on an “AS IS” basis. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER EXPRESSLY AGREES TO ACCEPT THE PROPERTY “AS IS” AND “WHERE IS”. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO HAVE MADE, AND SELLER HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR

IMPLIED. Except as otherwise expressly provided herein, Seller shall not be obligated to conduct any inquiry or investigation regarding the condition of the Property in connection with this Contract. The provisions of this Section 7 (D) shall survive the delivery and recording of the Limited Warranty Deed for record.

(E) The Seller represents and warrants to the Buyer as follows:

(i) Organization and Power. Seller has all requisite powers to enter into and perform its obligations hereunder and under any document required to be executed and delivered on behalf of the Seller hereunder.

(ii) Bankruptcy. Except as disclosed in writing to Buyer prior to the expiration of the Inspection Period, no petition in bankruptcy (voluntary or to Seller’s knowledge involuntary), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other similar action under Federal or state bankruptcy or insolvency law is pending against or contemplated by Seller.

(iii) Authorization and Execution. This Contract constitutes the valid and binding agreement of the Seller and is enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws applicable to creditor’s rights or the collection of debtor’s obligations generally and to general principles of equity. Except for JP Morgan Chase, there is no other person or entity whose consent is required in connection with the Seller’s performance of its obligations hereunder.

(iv) Leases. There are no parties in possession, tenancies, leases or side agreements with tenants or others affecting the Property.

(v) Contracts; Management and Service Contracts. Except for this Contract, there are no contracts of sale, purchase options or first offer or refusal rights, agreements or restrictions (written or oral) affecting the Property to which the Seller is a party or of which the Seller has knowledge that would in any way adversely affect the Seller’s ability to perform its obligations hereunder. To Seller’s knowledge, there are no management agreements, service contracts, listing agreements or any other agreements (written or oral) affecting the Property or the operation, use or maintenance thereof except the Permitted Exceptions.

(vi) Violation of Law. The Seller has no knowledge of any violation of federal, state or local law or ordinances, orders or regulations with respect to the Property including, but not limited to, those pertaining to building, zoning and environmental requirements.

(vii) Planned Improvements. The Seller has no knowledge of any special assessments against the Property or any planned public improvements which may result in a special assessment against the Property.

(viii) Legal Proceedings. There are no proceedings pending or, to Seller’s knowledge, threatened against or relating to the Property including, without limitation, any proceedings relating to condemnation or the exercise of the right of eminent domain as to any part of the Property, or purchase in lieu thereof, or for limiting or denying any right of access thereto.

(ix) Hazardous Substances. To Seller’s knowledge, the Property is not identified on the current or proposed (i) National Priorities List under 40 C.F.R. ß 300, (ii) Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) list, or (iii) any list arising from a state statute similar to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ß 9601 et seq.(“CERCLA”). There are no present or, to Seller’s knowledge, past actions, activities, circumstances, conditions, events or incidents affecting the Property that would be in violation of any Environmental Laws (as defined in Section 18) such that it would be a basis for assertion of any claim against the Buyer under any Environmental Laws relating to protection of human health or the environment, including, without limitation, any release (as defined in CERCLA, or in any applicable state or local law or regulation) of any chemical substances, asbestos or asbestos-containing materials, formaldehyde, polychlorinated biphenyls, toxic, carcinogenic, radioactive, or other hazardous material, substance, waste, contaminant, or pollutant regulated now or hereafter by any governmental entity or agency (collectively, “Hazardous Materials”). Except as disclosed in writing to Buyer prior to the expiration of the Inspection Period, there are currently no underground storage tanks existing on the Property, and, to Seller’s knowledge, except as disclosed in writing to Buyer prior to the expiration of the Inspection Period, no underground storage tanks have existed on the Property, which are or were used to store Hazardous Materials of any kind.

(x) Zoning. To Seller’s knowledge, the present use of the Property is a permitted use under the zoning classification applicable to the Property without any rezoning, special exception, use permit or variance being required therefor. To Seller’s knowledge, the Property has not been subject to any application for any rezoning, special use permit, conditional use permit, proffer amendment, plan of development or other land use permit or approval within the past twelve (12) months.

The phrases “to Seller’s knowledge” or “Seller has no knowledge” or similar phrases shall mean the actual conscious knowledge of individuals in YRC’s Real Estate and Properties department or Environmental Services department, without any duty to investigate.

At Closing, the Seller shall deliver a certificate to Buyer stating that the representations and warranties made by the Seller above shall be true and correct as of the date of Closing and the Seller shall have fully performed in all material respects all the agreements and covenants to be performed by the Seller in accordance with the provisions of this Contract. The foregoing representations and warranties shall survive Closing.

8. CLOSING; DEPOSITS INTO ESCROW. This transaction shall be closed and settled and the Limited Warranty Deed delivered to Buyer and the Purchase Price paid to Seller (collectively, the “Closing”) on a date (the “Closing Date”) within fifteen (15) days after the end of the Inspection Period [and/or Extended Inspection Period] agreed upon by Buyer and Seller, provided Seller shall not be obligated to close without at least three (3) business days notice from Buyer. On or before the Closing Date, Seller shall deposit or cause to be deposited with the Escrow Agent:

(a)	the Limited Warranty Deed;

(b)	A “Non-Foreign Seller Affidavit” as required by Section 1445 of the Internal Revenue Code of 1986, as amended;

(c)	An affidavit in form and substance reasonably acceptable to the Buyer certifying that the Real Property is free from claims for mechanics’ and materialmen’s liens, as well as the rights or claims of any parties in possession (except for Permitted Exceptions);

(d)	The certificate as to representations and warranties required by Section 7(E) above;

(e)	Such funds and other instruments, in recordable form or otherwise, as may be reasonably required by the Escrow Agent as a condition of the Closing or the issuance of Buyer’s Policy;

(f)	The Leaseback (as defined in Section 15); and

(g)	The Closing Statement (as defined in Section 9).

On or before the Closing Date, Buyer shall deposit with the Escrow Agent:

(a)	The amount of DOLLARS ($ ), representing the difference between the Purchase Price and the Deposit;

(b)	Such other funds and instruments, in recordable form or otherwise, as may be reasonably required by the Escrow Agent as a condition of the Closing or the issuance of Buyer’s Policy;

(c)	The Leaseback; and

(d)	The Closing Statement.

9. ACTIONS BY ESCROW AGENT. The following shall act as the escrow agent hereunder (the “Escrow Agent”):

Monique Pecora

Fidelity National Title Insurance Company

Richmond National Title Services Office

7130 Glen Forest Drive, Suite 403

Richmond, VA 23226

Toll Free: (866) 774-9094 Ext. 207

Direct: (804) 287-0907

Fax: (804) 673-3308

This Contract shall serve as escrow instructions to the Escrow Agent, subject to its Standard Conditions of Acceptance of Escrow; provided, however, that this Contract shall govern in the event of any conflict between said Standard Conditions and any of the terms hereof. On the Closing Date, if all the funds and documents set forth in Section 8 have been delivered to the Escrow Agent and if the Escrow Agent or the applicable title company is in a position to issue and will issue Buyer’s Policy as described in Section 4, the Escrow Agent shall:

(a)	Cause the Limited Warranty Deed to be filed for record;

(b)	Make the prorations set forth in Section 6, paying all amounts of taxes and assessments which are applicable to the Property and which are due and payable at such time and appropriately charging or crediting the respective accounts of the parties;

(c)

Cause the issuance and delivery to Buyer of the Buyer’s Policy, as described in Section 4, charging to the account of [Buyer] [Seller][1] the cost of the title examination and Commitment and the cost of the premium of Buyer’s Policy and all endorsements;

(d)

Charge to the account of Seller, Seller’s attorneys’ fees, one-half ( 1/2) of the escrow fee, [the real estate transfer fees, transfer taxes and similar conveyance taxes or fees][2] and all other sums properly chargeable against Seller hereunder or in accordance with local custom;

(e)

Charge to the account of Buyer [the real estate transfer fees, transfer taxes and similar conveyance taxes or fees], [3] one-half ( 1/2) of the escrow fee, the cost of recording the Limited Warranty Deed, the Buyer’s attorneys’ fees and all other sums properly chargeable against Buyer hereunder or in accordance with local custom; and

(f)	Pay to or upon the order of Seller the cash balance of the Purchase Price after deducting all amounts herein required to be paid by Seller, including any broker’s commission payable by Seller as provided in Section 11.

The Escrow Agent shall prepare and the Buyer and Seller shall execute a standard escrow statement (the “Closing Statement”) which apportions the costs associated with Closing in accordance herewith and accounts for the disbursement of the Purchase Price. The Escrow Agent shall deliver to Seller a copy of the recorded Limited Warranty Deed and the Closing Statement in duplicate showing all the charges and credits affecting the account of Seller. The Escrow Agent shall deliver to Buyer the recorded Limited Warranty Deed; copies of any recorded mortgage deposited by Buyer; Buyer’s Policy; the balance, if any, of the funds deposited by Buyer remaining after disbursement in accordance with these directions; and the Closing Statement in duplicate showing all charges and credits affecting the account of Buyer.

10. DEFAULT; REMEDIES.

(a) If, at any time on or before the time of Closing on the Closing Date, Seller shall have failed or refused to perform its obligations hereunder as and when provided in this Contract, then and in any such case Buyer may (A) by written notice furnished to Seller and to the Escrow Agent, terminate this Contract, and in such event the Escrow Agent shall promptly return the

[1]	The party responsible for these costs varied from contract to contract.
[2]	The party responsible for these costs varied from contract to contract.
[3]	The party responsible for these costs varied from contract to contract.

Deposit to Buyer, Seller shall pay the expenses of the Escrow Agent (including all title charges) through the date of such termination and Buyer may seek monetary damages for all actual out-of-pocket costs and expenses incurred by Buyer prior to the date of Seller’s failure or refusal to perform its obligations under this Contract, or (B) enforce specific performance of Seller’s obligations under this Contract.

(b) If, at any time on or before the time of Closing on the Closing Date, Buyer shall have failed or refused to perform its obligations hereunder as and when provided in this Contract, then and in any such case Seller may (A) by written notice furnished to Buyer and the Escrow Agent, terminate this Contract, and in such event, the Escrow Agent shall disburse the Deposit to Seller, and Buyer shall pay the expenses of the Escrow Agent (including all title charges) through the date of such termination, and (B) seek monetary damages for all losses and costs incurred by Seller as a result of Buyer’s failure or refusal to perform its obligations under this Contract

11. BROKER. Buyer and Seller warrant and represent to one another that they have used no broker in connection with this transaction . Each party agrees to indemnify and save the other harmless from and against any and all claims for brokerage commissions arising from their respective dealings with any broker other than those identified in this Section 11. The foregoing warranties, representations and indemnities shall survive the delivery and recording of the Limited Warranty Deed for record and shall not be merged into said Limited Warranty Deed.

12. NOTICES. For the purposes of all notices and communications between the parties, the addresses of Buyer and Seller shall be as follows:

BUYER:	Estes Express Lines
Attn: Angela Maidment
3901 W. Broad St.
Richmond, VA 23230
804-353-1900, ext. 2263
FAX #: 804-359-6700

SELLER:	YRC North American Transportation, Inc.
P. O. Box 471
1077 Gorge Boulevard
Akron, Ohio 44309-0471
Attn: Real Estate and Properties
FAX#: (330) 258-2597

Any notices and other communications to be delivered by either party to the other pursuant to this Contract shall be in writing and shall be deemed delivered as follows, except as otherwise specifically provided in this Contract: (a) when hand delivered or telecopied (provided that telecopied notices must be confirmed within any applicable time period plus two (2) days by one of the following methods of notice); (b) one (1) business day after mailing by Federal Express or other overnight courier service; or (c) upon receipt (or refusal to accept delivery) by United States registered or certified mail, postage prepaid, return receipt requested, in each case addressed to the party to be charged with notice at the above recited address or the above recited facsimile number or such other address or facsimile number as either party from time to time may designate by notice delivered to the other; provided, however, that no notice of change of address or facsimile number shall be deemed given until actually received by the party to be notified. Except as otherwise specifically provided herein, in the computation of any period of time which shall be required or permitted hereunder or under any law for any notice or other communication or for the performance of any term, condition, covenant or obligation, the day from which such period runs shall be excluded and the last day of such period shall be included unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

13. NON-ASSIGNMENT BY BUYER. This Contract and the rights granted hereunder are personal unto Buyer and may not be assigned, transferred or conveyed by Buyer in whole or in part without the prior written consent of Seller, which may be withheld by Seller in its sole and absolute discretion (less and except any of Buyer’s associated entities, subsidiaries, etc.).

14. LIKE-KIND EXCHANGE. Either party, at any time prior to the Closing Date, may elect to effect a simultaneous or non-simultaneous tax-deferred exchange pursuant to Section 1031, and the regulations pertaining thereto, of the Internal Revenue Code of 1986, as amended. Each party expressly agrees to cooperate with the other party in connection with any such exchange in any manner which shall not impose any additional cost or liability upon the non-exchanging party, including without limitation by executing any and all documents, including escrow instructions or agreements consenting to the assignment of the exchanging party’s rights and obligations hereunder to an exchange entity, which may be necessary to carry out such an exchange; provided, however, that such non-exchanging party shall not be required to take title to any property in order to accommodate the exchange; and provided further, however, that such an exchange shall not delay the Closing Date.

15. LEASEBACK. At Closing the parties shall execute a lease for the Property substantially in the form attached hereto as Exhibit “B” (each a “Leaseback”).

16. MISCELLANEOUS:

(A) This Contract: (i) contains the entire agreement between the parties and no promise, representation, warranty, covenant, agreement, or understanding not expressly set forth in this Contract shall be binding upon either party; (ii) may not be amended, modified, or supplemented in any manner except in writing signed by the parties; (iii) shall be construed and governed under the laws of the state where the Property is located; (iv) shall not be construed more stringently in favor of one party against the other regardless of which party has prepared the same; (v) shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns; (vi) shall not be binding until this Contract shall be executed and delivered by the parties, to each other; and (vii) may be executed in counterparts, each of which shall be deemed an original, but which all together constitute the same instrument.

(B) Any person executing this Contract on behalf of a corporation, limited liability company, trust, partnership or other entity represents and warrants that such person is authorized to execute and deliver this Contract on behalf of such entity.

(C) The failure of either party to insist upon strict performance of any provision of this Contract shall not be deemed a waiver of any rights or remedies at any other time.

(D) The exhibits attached hereto are incorporated herein by this reference.

(E) In the event of any conflict between this Contract and an exhibit, the exhibit shall control.

(F) Headings are for convenience only and are not a part of this Contract.

(G) The invalidity or unenforceability of any term or provision shall not affect the validity or enforceability of the remainder of this Contract.

(H) The parties agree to obtain, execute, deliver, and file such additional documents, instruments, and consents as may be reasonably requested by either party, at the sole cost and expense of the requesting party, in order to fully effectuate the terms and conditions of this Contract.

(I) Risk of loss with respect to the Property shall remain with Seller until Closing is completed. Seller shall maintain in full force and effect all of Seller’s existing fire and extended coverage insurance on the Property until the Closing Date. Seller’s existing insurance policy shall be canceled as of the Closing Date and Buyer shall obtain new insurance at such time unless otherwise provided in the Leaseback. If, prior to the Closing Date, any building or other improvement on the Property is damaged or destroyed by any cause in any amount, Seller shall promptly notify Buyer and Buyer shall have the option to terminate this Contract by notice to Seller (such notice to be given within fifteen (15) days after Buyer is given notice of such damage or destruction) or to proceed with this transaction, in which latter event Buyer shall receive all proceeds of insurance payable by reason of such damage or destruction; provided, however, that if such damage or destruction is in an amount which is equal to or less than twenty-five percent (25%) of the replacement cost of the improvements and fixtures constituting a portion of the Property, Buyer shall not have the option to terminate this Contract if Seller shall agree in writing to (a) promptly cause such damaged building or improvement to be replaced or restored to the condition it was in prior to such damage or destruction, or (b) deliver to Buyer on the Closing Date (or subtract from the Purchase Price an amount equal to the sum of) all proceeds of insurance payable by reason of such damage or destruction together with the additional amount, if any, which is required to replace or restore such damaged building or improvement to the condition it was in prior to such damage or destruction. If Buyer elects to cancel this Contract pursuant to this Section 15(I), Seller shall cause the Escrow Agent to refund the Deposit to Buyer, and neither party shall thereafter have any further rights, duties or liabilities under this Contract.

(J) If, before the Closing Date, all or any portion of the Property is taken or a proceeding is commenced to take the same by eminent domain or private sale in lieu thereof, Buyer, at its option, may elect either to proceed to Closing or to cancel this Contract. Such election shall be made by written notice from Buyer to Seller given not more than fifteen (15) days after written notice from Seller to Buyer of such condemnation affecting the Property. If Buyer elects to cancel this Contract in such event, Seller shall cause the Escrow Agent to refund the Deposit to Buyer, and neither party shall thereafter have any further rights, duties or liabilities under this Contract. If Buyer elects to proceed to Closing, Seller shall assign to Buyer all of Seller’s rights, title and interest in and to any awards that may be payable for such taking.

17. ACCEPTANCE. In the event this Contract is not signed simultaneously by both parties, it shall be considered to be an offer made to the other party by the party first executing it. In such event, the offer shall automatically expire at midnight, Akron, Ohio time, on February 13, 2009, unless one copy of this Contract executed by the party to whom this offer has been made shall have been actually received by the party making the offer, or its attorney, prior to the aforementioned expiration date.

18. POST-CLOSING ENVIRONMENTAL LIABILITY. Seller hereby agrees to indemnify, defend and hold harmless Buyer and Buyer’s partners, officers, directors, members, shareholders, directors, lenders, affiliates, employees, agents, successors and assigns from and against all loss, cost, damage, liability and expense (including attorneys’ fees and expenses) arising from or relating to any actual or asserted failure of Seller to fully comply with all applicable Environmental Laws (hereinafter defined) or arising from or relating to any Hazardous Materials which are placed in, on or about the Property by Seller or its servants, agents, employees, contractors, subcontractors, licensees, assignees or subtenants prior to Closing or during the term of any Leaseback, including, but not limited to:

(A) Any and all reasonable costs that Buyer may incur in studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to the release by Seller of any Hazardous Materials at, in, on, under, from, or relating to the Property;

(B) Any and all costs for which Buyer may be liable to any governmental agency for studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to the release by Seller of any Hazardous Materials at, in, on, under, from, or relating to the Property;

(C) Any and all fines or penalties assessed upon Buyer or liabilities of Buyer to third parties by reason of Seller’s failure to comply with any obligations, covenants, or conditions set forth in this Section 18; and

(D) Any and all reasonable legal, consultant or professional fees and costs incurred by Buyer in connection with any of the foregoing.

The term “Environmental Laws” shall include the CERCLA, any state “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct covering Hazardous Materials as may now or at any time hereafter be in effect. Seller’s obligation to undertake, pay for or reimburse any party with respect to any indemnity hereunder, remediation or other activity regarding Hazardous Materials shall be limited to the extent necessary for the Property to comply with the minimum standards required by applicable Environmental Laws; provided, however, Seller shall be obligated hereunder to undertake, pay for or reimburse any party with respect to any indemnity hereunder, remediation or other activity regarding Hazardous Materials as required to prevent the recordation or other imposition of any restrictions, covenants or other limitations on the use or conveyance of Property, which such restrictions, covenants or other limitations are objectionable in Buyer’s reasonable discretion in that it would diminish the value or use of the Property.

If, during the Inspection Period [and/or Extended Inspection Period], Buyer identifies any environmental issue that requires remediation, Buyer and Seller shall use their best efforts during the Inspection Period [and/or Extended Inspection Period] to agree upon the amount necessary for such remediation. If such amount is agreed upon, at Closing, Seller shall deliver such amount into escrow with an escrow agent under such terms as shall be mutually agreeable to Seller and Buyer and such escrowed amount shall be used for the remediation. If Seller shall fail to commence to remediate such environmental issue in a commercially reasonable time, Buyer may give written notice to Seller of such failure and if such failure is not cured within fifteen (15) days, then Buyer shall have the right to access and utilize the escrowed amount to remediate such environmental issue. Buyer shall have a perfected security interest in such escrowed amount.

The terms and provisions in this Section 18 shall survive Closing.

[19. Mutual Right to Terminate. At any time prior to the end of the Inspection Period or Extended Inspection Period (as it may apply), should either party determine that the terms and conditions for Property expansion are not suitable for any reason, either party may elect to terminate this Contract by providing written notice to the other party terminating this Contract, in which event the Deposit shall be returned to Buyer and the parties shall have no further obligation to one another hereunder.]4

[signature page to follow]

[4]	Section 19 was included in the Real Estate Sales Contracts for two of the facilities expected to close by the end of June 2009.

Signed by Seller this day of , 2009.	Signed by Buyer this day of , 2009.

SELLER:	BUYER:

By:	By:
Name:	Name:
Its:	Its:

ESCROW AGENT’S ACKNOWLEDGMENT AND AGREEMENT

Re:	Sale by . to of Property Located at .

The undersigned acknowledges receipt of the Deposit of $             and agrees to act as the Escrow Agent in accordance with the provisions of the foregoing Contract.

(Agent for Fidelity National Title Insurance Company)

By:
Name:
Its:
Date:

INSTRUCTIONS TO ESCROW AGENT: upon signing the foregoing acknowledgment and agreement, fax a signed copy to:

Lon C. Marino
YRC North American Transportation, Inc.
Phone: (330) 384-2305
Fax: (330) 258-2597

EXHIBIT “A”

PROPERTY DESCRIPTION

EXHIBIT “B”

FORM OF LEASE